Exhibit 99.1

Ottawa Bancorp, Inc.

Announces First Quarter 2017 Results

OTTAWA, Ill., April 28, 2017 (GLOBE NEWSWIRE) -- Ottawa Bancorp, Inc. (the “Company”) (Nasdaq:OTTW), the holding company for Ottawa Savings Bank, FSB (the “Bank”), announced net income of $0.4 million, or $0.11 per basic and diluted common share for the three months ended March 31, 2017, compared to net income of $0.3 million, or $0.09 per basic and diluted common share, for the three months ended March 31, 2016. The strong first quarter results were positively impacted by increased loan demand.  Additionally, there was an improvement in non-performing loans.  Our collection of approximately $2.0 million in pay-offs on four non-performing loans contributed to the reduction in non-performing loans from $4.9 million at December 31, 2016 to $2.7 million at March 31, 2017, which in addition to loan growth, improved the ratio of non-performing loans to gross loans from 3.00% at December 31, 2016 to 1.63% at March 31, 2017.

Comparison of Results of Operations for the Three Months Ended March 31, 2017 and March 31, 2016

Net income for the three months ended March 31, 2017 increased $0.1 million, or 38.0%, to $0.4 million compared to net income of $0.3 million for the three months ended March 31, 2016. The increase was primarily attributed to an increase in net interest income after provision for loan losses of $0.3 million and a $0.1 million increase in total other income, partially offset by an increase of $0.2 million in other expenses and an increase of $0.1 million in income tax expense.

Net interest income increased by $0.2 million or 12.4% to $2.0 million for the three months ended March 31, 2017, from $1.8 million for the three months ended March 31, 2016.  Interest and dividend income increased $0.2 million or 11.4%, primarily due to an increase in the average balances of interest-earning assets of $17.9 million and a 2.1% increase in the yield on interest-earning assets to 4.22%. The increase in net interest income was partially off-set by a slight increase in interest expense as the average cost of funds increased two basis points to 0.51%, for the three months ended March 31, 2017. The increase in cost of funds was slightly off-set by a decrease in the average balance of interest-bearing liabilities of $3.7 million during the three months ended March 31, 2017. The net interest margin increased 2.9% during the three months ended March 31, 2017 to 3.82%.

We recorded a provision for loan losses of $90,000 for the three months ended March 31, 2017 compared to a $120,000 provision for the three months ended March 31, 2016. The decrease was the result of lower general reserves at March 31, 2017 when compared to March 31, 2016, as historical loss levels and qualitative factors improved during 2017, as compared to 2016. These favorable variances were partially off-set by increases in the balances of most loan categories and higher specific reserves.  Net charge-offs during the first quarter of 2017 were $154,000 compared to $152,000 during the first quarter of 2016.  The allowance for loan losses was $2.2 million or 1.26% of total loans at March 31, 2017 compared to $2.2 million, or 1.49%, at March 31, 2016.

Non-interest income increased $0.1 million, to $0.4 million for the three months ended March 31, 2017, as compared to the same period for 2016. The increase was primarily due to higher revenues related to mortgage loan activity.

Non-interest expense increased $0.2 million, or 12.1%, to $1.8 million for the three months ended March 31, 2017, as compared to the three months ended March 31, 2016.  The increase was primarily due to higher salaries and employee benefits as additional mortgage loan originators and staff were added to support loan growth.  Loan expense increased due to the increase in loan originations.

We recorded income tax expense of $0.2 million and $0.1 million for the three months ended March 31, 2017 and 2016, respectively.

Comparison of Financial Condition at March 31, 2017 and December 31, 2016:

Total consolidated assets as of March 31, 2017 were $236.4 million, an increase of $6.2 million, or 2.7%, from $230.2 million at December 31, 2016.  The increase was primarily due to net increases in the loan portfolio of $6.5 million.

Cash and cash equivalents decreased $0.9 million, or 16.3%, to $5.0 million at March 31, 2017 from $5.9 million at December 31, 2016.  The decrease in cash and cash equivalents was primarily a result of cash used in investing activities of $7.1 million exceeding cash provided by financing activities of $5.4 million and cash provided by operating activities of $0.7 million.

Securities available-for-sale decreased $0.6 million, or 1.3%, to $44.0 million at March 31, 2017 from $44.6 million at December 31, 2016, as paydowns, sales and maturities exceeded new securities purchases.

Net loans increased by $6.5 million to $167.1 million at March 31, 2017 compared to $160.6 million at December 31, 2016 primarily as a result of a $5.0 million increase in one-to-four family loans. The Company also experienced growth in most other loan categories during the period.

Total deposits increased $5.5 million, or 3.2%, to $178.1 million at March 31, 2017 from $172.5 million at December 31, 2016.  Certificates of deposit decreased $1.0 million, or 1.3%, to $80.2 million at March 31, 2017 from $81.2 million at December 31, 2016.  In addition, savings accounts increased by $1.8 million and checking/money market accounts increased by $4.8 million during the same period.

Total stockholders’ equity increased $0.3 million or 0.5% to $52.2 million at March 31, 2017 from $51.9 million at December 31, 2016.  The increase is primarily a result of net income of $0.4 million for the three months ended March 31, 2017, partially off-set by dividends of $0.1 million paid to shareholders.

About Ottawa Bancorp, Inc.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificates of deposit, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

Safe-Harbor

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Ottawa Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Ottawa Bancorp, Inc. & Subsidiary

Consolidated Balance Sheets

March 31, 2017 and December 31, 2016

(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Cash and due from banks	$3,328,141	$3,916,559
Interest bearing deposits	1,650,426	2,030,090
Total cash and cash equivalents	4,978,567	5,946,649
Time deposits	250,000	250,000
Federal funds sold	2,784,000	1,690,000
Securities available for sale	43,992,718	44,560,680
Non-marketable equity securities	753,321	753,321
Loans, net of allowance for loan losses of $2,183,681 and $2,247,449 at March 31, 2017 and December 31, 2016, respectively	167,099,818	160,586,129
Loans held for sale	689,000	305,072
Premises and equipment, net	6,797,793	6,843,906
Accrued interest receivable	798,243	785,484
Foreclosed real estate	-	33,000
Deferred tax assets	2,395,646	2,593,786
Cash value of life insurance	2,257,603	2,245,578
Goodwill	649,869	649,869
Core deposit intangible	339,455	359,000
Other assets	2,662,932	2,558,910
Total assets	$236,448,965	$230,161,384
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$11,418,742	$9,974,536
Interest bearing	166,649,854	162,572,485
Total deposits	178,068,596	172,547,021
Accrued interest payable	1,671	224
FHLB advances	1,122,890	1,121,153
Other liabilities	4,129,804	3,748,953
Total liabilities	183,322,961	177,417,351
Commitments and contingencies
Redeemable common stock held by ESOP plan	908,749	807,629
Stockholders' Equity
Common stock, $.01 par value, 12,000,000 shares authorized; 3,467,402 shares issued at March 31, 2017 and December 31, 2016, respectively	34,674	34,674
Additional paid-in-capital	37,134,699	37,117,311
Retained earnings	17,681,924	17,455,472
Unallocated ESOP shares	(1,888,144)	(1,932,648)
Accumulated other comprehensive income	162,851	69,224
	53,126,004	52,744,033
Less:
Maximum cash obligation related to ESOP shares	(908,749)	(807,629)
Total stockholders' equity	52,217,255	51,936,404
Total liabilities and stockholders' equity	$236,448,965	$230,161,384

Ottawa Bancorp, Inc. & Subsidiary

Consolidated Statements of Operations

Three Months Ended March 31, 2017 and 2016

(Unaudited)

	March 31,	March 31,
	2017	2016
Interest and dividend income:
Interest and fees on loans	$1,972,750	$1,723,298
Securities:
Residential mortgage-backed and related securities	135,868	152,077
State and municipal securities	130,629	134,980
Dividends on non-marketable equity securities	1,794	2,190
Interest-bearing deposits	9,321	7,344
Total interest and dividend income	2,250,362	2,019,889
Interest expense:
Deposits	205,269	202,470
Borrowings	6,996	4,620
Total interest expense	212,265	207,090
Net interest income	2,038,097	1,812,799
Provision for loan losses	90,000	120,000
Net interest income after provision for loan losses	1,948,097	1,692,799
Other income:
Gain on sale of securities	42	96
Gain on sale of loans	107,093	38,930
Gain on sale of OREO	24,060	65,197
Gain on sale of repossessed assets	3,044	632
Loan origination and servicing income	100,991	58,622
Origination of mortgage servicing rights, net of amortization	15,411	2,130
Customer service fees	115,859	98,271
Income on bank owned life insurance	12,025	12,172
Other	27,965	24,819
Total other income	406,490	300,869
Other expenses:
Salaries and employee benefits	994,366	827,685
Directors fees	40,800	40,800
Occupancy	163,539	152,078
Deposit insurance premium	13,514	44,223
Legal and professional services	96,158	87,128
Data processing	138,493	135,022
Loan expense	118,323	58,542
Valuation adjustments and expenses on foreclosed real estate	5,462	36,513
Loss on sale of repossessed assets	274	-
Other	245,085	237,756
Total other expenses	1,816,014	1,619,747
Income before income tax expense	538,573	373,921
Income tax expense	181,273	115,015
Net income	$357,300	$258,906
Basic earnings per share	$0.11	$0.09
Diluted earnings per share	$0.11	$0.09

Ottawa Bancorp, Inc. & Subsidiary

Selected Financial Data and Ratios

(Unaudited)

	At March 31,	At December 31,
	2017	2016

	(In Thousands, except per share data)
Financial Condition Data:
Total Assets	$236,449	$230,161
Loans, net (1)	167,100	160,586
Securities available for sale	43,993	44,561
Deposits	178,069	172,547
Stockholders' Equity	52,217	51,936
Book Value per common share	$15.06	$14.98
(1) Net of loans in process, deferred loan (cost) fees and allowance for loan losses.

	Three Months Ended March 31,
	2017	2016

	(In Thousands, except per share data)
Operations Data:
Total interest and dividend income	$2,250	$2,020
Total interest expense	212	207
Net interest income	2,038	1,813
Provision for loan losses	90	120
Other income	406	301
Other expense	1,816	1,620
Income tax expense (benefit)	181	115
Net income (loss)	$357	$259
Basic earnings (loss) per share	$0.11	$0.09
Diluted earnings (loss) per share	$0.11	$0.09
Dividends per share	$0.04	$-

	At or for the Three Months Ended
	March 31,
	2017	2016
Performance Ratios:
Return on average assets	0.61%	0.48%
Return on average stockholders' equity	2.74	3.34
Average stockholders' equity to average assets	22.45	14.50
Stockholders' equity to total assets at end of period	22.08	14.33
Net interest rate spread (1)	3.71	3.64
Net interest margin (2)	3.82	3.71
Average interest-earning assets to average interest-bearing liabilities	129.02	115.61
Other expense to average assets	0.78	0.76
Efficiency ratio (3)	74.30	76.63
Dividend payout ratio	36.36	-

	At March 31,	At December 31,
	2017	2016

	(unaudited)
Regulatory Capital Ratios (4):
Total risk-based capital (to risk-weighted assets)	26.28%	26.76%
Tier 1 core capital (to risk-weighted assets)	25.03	25.51
Common equity Tier 1 (to risk-weighted assets)	25.03	25.51
Tier 1 leverage (to adjusted total assets)	17.41	16.84
Asset Quality Ratios:
Net charge-offs (recoveries) to average gross loans outstanding	0.36	0.27
Allowance for loan losses to gross loans outstanding	1.26	1.35
Non-performing loans to gross loans (5)	1.63	3.00
Non-performing assets to total assets (5)	1.20	2.18
Other Data:
Number of full-service offices	3	3

(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of funds on average interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents other noninterest expenses divided by the sum of net interest income and noninterest income.
(4) Ratios are for Ottawa Savings Bank.
(5) Nonperforming loans and assets include accruing loans past due 90 days or more.